CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 19, 2006, relating to the financial statements and financial highlights which appears in the August 31, 2006 Annual Report to Shareholders of Florida Daily Municipal Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
December 22, 2006